UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2018 (December 3, 2018)

FC Global Realty Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-11635	59-2058100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Computer Drive, Building G, Willow Grove, PA	19090
(Address of principal executive offices)	(Zip Code)

215-830-1430
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 8.01	Other Events.

As disclosed in the current report on Form 8-K of FC Global Realty Incorporated (OTC Pink Sheets: FCRE; TASE: FCRE; the “Company” or “FC Global”) dated November 9, 2018, on November 8, 2018, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with FC Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of FC Global (“FC Merger Sub”), Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”) and Gadsden Growth Properties, L.P., a Delaware limited partnership, pursuant to which, subject to the terms and conditions of the Merger Agreement, FC Merger Sub will merge with and into Gadsden, with Gadsden surviving the merger as a wholly owned subsidiary of FC Global, which shall have been converted into Gadsden Properties, Inc., a Maryland corporation (“GPI”) pursuant to a plan of conversion that was adopted on November 8, 2018 by the board of directors of FC Global (the “Merger”).

Thereafter, on November 9, 2018, FC Global filed a registration statement on Form S-4 (the “Registration Statement”) that includes the joint proxy statement of FC Global and Gadsden and the prospectus of FC Global relating to the issuance of securities in connection with the Merger and related conversion. As disclosed by FC Global and Gadsden in the Registration Statement, one of the significant Gadsden properties is Gadsden’s ownership of all of the issued and outstanding equity interests in Township Nine Owner, LLC, a debtor in bankruptcy that, through its wholly owned subsidiaries, owns a property, the T9 Property.

On December 3, 2018, Gadsden informed FC Global that it did not receive qualified bidders for its planned sale of the T9 Property under Section 363 of the Bankruptcy Code. Accordingly, the secured creditor in the Bankruptcy Case (the “Secured Creditor”) has the unilateral right under the terms of the stipulation in the Bankruptcy Case (the “T9 Stipulation”) to foreclose on the T9 Property under the provisions of California state law, which generally only requires a notice of sale to be delivered and an auction process that is not earlier than 20 days after the delivery of the notice of sale. The Secured Creditor will be able to use the amount owed it as consideration for any bid that it makes for the T9 Property. Gadsden also informed FC Global that Gadsden did not make the monthly payment to the Secured Creditor under the T9 Stipulation that was due December 1, 2018. Accordingly, the obligations due to the Secured Creditor will not be reduced under the terms of the T9 Stipulation by approximately $490,000. Gadsden has informed FC Global that it continues to seek to sell the T9 Property, but it does not currently have any commitments from any person to purchase the T9 Property. Any such purchase would be required to satisfy the obligations to the Secured Creditor and the lender under the DIP financing facility for cash and there is no assurance that Gadsden will be able to enter into any definitive agreement and close prior to a foreclosure of the T9 Property by the Secured Creditor. Gadsden has informed us that it is negotiating the terms with the Secured Creditor but cannot provide any assurance that the Secured Creditor will agree to any forbearance or any modification of its rights.

There can be no assurance that Gadsden will be able to retain any rights to the T9 Property and Gadsden may suffer a complete loss of its investment in this asset.

FC Global currently intends to continue to pursue the Merger under the Merger Agreement. The Merger Agreement provides for an adjustment in the number of shares that would be issued by FC Global in the merger based on the relative net asset values of Gadsden and FC Global.

If Gadsden’s net asset value at the closing of the Merger does not include the T9 Property in the Merger, then subject to additional adjustments under the terms of the Merger Agreement: (i) the adjusted number of shares of FC Global common stock that would be issued at the closing of the Merger would be reduced to approximately 327 million; and (ii) the FC Global outstanding shares that would be owned by the Gadsden shareholders at the closing of the Merger would be reduced from approximately 94% to approximately 92%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

FC GLOBAL REALTY INCORPORATED

Date: December 6, 2018	By:	/s/ Michael R. Stewart
Michael R. Stewart
Chief Executive Officer

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